Exhibit 5.1

2001 ROSS AVENUE	ABU DHABI	HOUSTON
DALLAS, TEXAS	AUSTIN	LONDON
75201-2980	BEIJING	MOSCOW
	BRUSSELS	NEW YORK
TEL +1 214.953.6500	DALLAS	PALO ALTO
FAX +1 214.953.6503	DUBAI	RIYADH
www.bakerbotts.com	HONG KONG	WASHINGTON

February 27, 2013

Dr Pepper Snapple Group, Inc.
5301 Legacy Drive
Plano, Texas 75024
Ladies and Gentlemen:
As set forth in the Registration Statement on Form S-3 (the “Registration Statement”) to be filed on or about the date hereof by Dr Pepper Snapple Group, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed resale from time to time of up to 313,105 shares of common stock, par value $0.01 per share, of the Company (the “Shares”) by the selling securityholders identified therein, certain legal matters in connection with the Shares are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.
In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company, as amended to date (the “Certificate of Incorporation”), the Amended and Restated By-Laws of the Company, as amended to date (the “By-Laws”), and corporate records of the Company, including minute books of the Company, as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions set forth below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.
On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and nonassessable.

The opinion set forth above is limited in all respects to matters of the General Corporation Law of the State of Delaware and applicable federal law, and no opinion is expressed herein as to any matters governed by the law of any other jurisdiction.
We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,
Baker Botts L.L.P.